Exhibit 16 to Form 8K





June 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 26, 2002 of BriteSmile, Inc. and are in agreement with the statements contained in paragraphs 1-5 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                     /s/ Ernst & Young LLP